UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

AMENDMENT TO CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  October 14, 2004

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Market Street, Suite 1515 Philadelphia, Pennsylvania	19103

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 979-8370

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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     The purpose of this report is to amend the Registrant's Current Report on Form 8-K dated October 14, 2005 (the "Initial Report") that was filed with the Securities and Exchange Commission on October 20, 2004, which reported on the appointment of Robert Arovas as President of Stonepath Group, Inc., among other management changes. This report amends the Initial Report to include information about an Employment Agreement the Company entered into with Mr. Arovas on February 2, 2005.

Item 1.01. Entry into a Material Definitive Agreement

     On February 3, 2005, Stonepath Group, Inc. (the "Company") entered into an Employment Agreement with its President, Robert Arovas (the "Employment Agreement").

     The Employment Agreement provides for an employment term of five years ending on October 14, 2009. It provides Mr. Arovas with the right to an annual salary of $250,000 (which may be increased or decreased by the Company's Board of Directors, but not to an amount less than $250,000), annual bonuses at the discretion of the discretion of the Company, and options to purchase 200,000 shares of the Company's common stock. The Employment Agreement also provides for continuing payments to Mr. Arovas in the event his employment is terminated by the Company for reasons other than "For Cause" as defined in the Employment Agreement or in the event Mr. Arovas voluntarily leaves the Company for "Good Reason," as defined in the Employment Agreement.

     The Employment Agreement is attached to this report as Exhibit 10.22 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (c)      The Company entered into the Employment Agreement with its President, Robert Arovas, on February 2, 2005. See Item 1.01 for a description of the terms of the Employment Agreement.

Item 9.01.   Financial Statements and Exhibits

     (c)   Exhibits

Exhibit No.	Exhibit

10.22	Employment Agreement dated February 2, 2005 between Stonepath Group, Inc. and Robert Arovas

.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: February 7, 2005	By: /s/ Dennis L. Pelino
Name: Dennis L. Pelino
Title: Chairman